Exhibit 99.4

Rules Applicable to Corporate Stock Subscription Options Plan with performance conditions for beneficiary employees of non French companies	Page 1 of 11	Effective on: 16 March 2011

This document is an unofficial English-language translation from the French-language “Règles applicables aux Plans Corporate d’Options de souscription d’actions ordinaires sous conditions de performance pour les bénéficiaires salariés de sociétés non françaises” applied by Alcatel Lucent. This translation has been prepared for convenience purposes only. While this English-language version represents an acceptable translation of the plan, the stock options described herein are governed by the original French-language plan. In the event of any inconsistency between this translation and the original French-language text, the French-language text will govern. You may obtain a copy of the French-language text upon request.

The purpose of this plan is to define the terms and conditions, including the performance conditions, applicable to the Stock Subscription Options Plan adopted by the Board of Directors of Alcatel Lucent.

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S U M M A R Y

1.	DEFINITIONS			3

2.	GENERAL CONDITIONS			4
	2.1	Beneficiaries and Companies Concerned		4
	2.2	Method of Grant		4
		2.2.1	Individual notification	4
		2.2.2	Formal acceptance or rejection of grant	4
	2.3	Beneficiaries’ Rights		5
		2.3.1	Vesting Period for rights	5
		2.3.2	Performance conditions	5
		2.3.3	Status of employee or corporate officer	6
		2.3.4	Consequences of not satisfying the conditions	6
	2.4	Conditions for the Exercise of Options		6
		2.4.1	Exercise and unavailability Periods	6
		2.4.2	Subscription Price	6
		2.4.3	Exercise Conditions	7
	2.5	Status of Options in the Case of Termination or Transfer of the Employment Contract		7
		2.5.1	General Principles	7
		2.5.2	Death and disability	7
		2.5.3	Exceptions	8

3.	ADDITIONAL INFORMATION			9
	3.1	Share Form and Entitlement		9
	3.2	Upholding of the Rights of Beneficiaries – Adjustments to Option Prices and to the Number of Shares that can be Obtained		9
	3.3	Suspension of the Exercise of Options		9
	3.4	Acknowledgment of Increases in Share Capital		9
	3.5	Consequence of Options Not Exercised		9
	3.6	Rules Concerning Privileged Information and Insider Trading		10
	3.7	Amendments		10
	3.8	Taxes and social security contributions		10
	3.9	Governing law		11

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Rules Applicable to Corporate Stock Subscription Options Plan with performance conditions for beneficiary employees of non French companies	Page 3 of 11	Effective on: 16 March 2011

1.	DEFINITIONS

In this Plan, the following words and expressions have the following meaning:

Acquisition Period means the period starting on Grant Date and finishing on the fourth anniversary of the Grant Date;

Beneficiary means a member of the Executive Committee of the Company who is an employee of one Subsidiary headquartered outside France and who benefits from an Option Grant;

Company means Alcatel Lucent;

Grant Date means the date of the Board of Directors deciding the Option Grant or any later date fixed by it;

French Commercial Code means the French Code de commerce;

Group means the Company and its Subsidiaries;

Option means a right to subscribe for one share in the Company at the price fixed at the Grant Date, subject to any adjustment required by law;

Option Grant means the award of options for the subscription of shares as decided by the Board of Directors of the Company pursuant to an authorization which was granted to it by the shareholders of the Company at the extraordinary general meeting of June 1, 2010, and in accordance with Articles L. 225-177 and Seq. of the Commercial Code and this Plan;

Plan means this document;

Share means an ordinary share of the Company;

Subscription Price means the price to be paid to subscribe for one Share in exercise of an Option;

Subsidiary means any economic interest grouping or any company in which at least 50% of the share capital or voting rights are held directly or indirectly by the Company.

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2.	GENERAL CONDITIONS

2.1	Beneficiaries and Companies Concerned

Beneficiaries are the members of the Executive Committee of the Company who are employees of a Subsidiary headquartered outside France.

The list of Beneficiaries as well as the number of Options granted to each Beneficiary is approved by the Board of Directors of the Company.

The Option Grant is made, for each Beneficiary, subject to the approval of the competent authorities (notably the regulatory and market surveillance authorities, exchange control and foreign investment or tax authorities) of the country in which the employing company has its registered office, where this (or these) approval(s) is(are) required by applicable regulations.

2.2	Method of Grant

2.2.1	Individual notification

Each Beneficiary will be informed individually by mail of the conditions which govern the Option Grant, in particular:

(a)	the number of Options awarded;

(b)	the Grant Date;

(c)	the duration of the exercise period;

(d)	the procedure for acceptance or rejection of the Option Grant.

The full version of this Plan will be enclosed with the letter of grant.

2.2.2	Formal acceptance or rejection of grant

Each Beneficiary must expressly accept or reject in writing the terms and conditions of the Option Grant within 80 days of the individual notification.

Acceptance will be deemed to include in particular acceptance by the Beneficiary of the terms of the Plan, the conditions stipulated in the individual notification and all tax or social security consequences attached to the Option Grant.

Any Beneficiary who has not explicitly accepted the Option Grant under the conditions described in the first paragraph above shall be deemed to have waived permanently it, without being able to claim any compensation from his employer, the Company or any of its Subsidiaries.

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2.3	Beneficiaries’ Rights

Subject to the instance described in paragraph 2.5.2 or, where appropriate, the application of paragraph 2.5.3, the rights attaching to the Options will definitively vest in the Beneficiaries provided that, at the expiration date of each of the periods defined below: the performance conditions are fulfilled and the Beneficiaries maintain their position as employees (or as the case may base have become corporate officers) of the Company or a company controlled by it pursuant to Article L. 233-16 of the French Commercial Code.

2.3.1	Vesting Period for rights

Beneficiaries’ rights will vest, subject to fulfillment of conditions of performance and presence listed below in accordance with a calendar covering a four-year period as from the Grant Date by the Board of Directors. The vesting of the rights will be in 4 tranches at an annual rate of up to 25% of the total Options awarded to a Beneficiary for each year computed from the Grant Date.

2.3.2	Performance conditions

For each of the 4 tranches above, the vesting of half the total number of Options awarded will be subject to a performance condition relating to the “Free Cash Flow”.

The achievement of the performance condition will be assessed for each tranche by reference to the “Free Cash Flow” for one period of 12 months, provided that: (i) for the first tranche the financial year taken into consideration to measure the performance condition shall be the one during which the Option Grant took place and (ii) for the three subsequent tranches, the three following financial years respectively will be taken into account.

The Board of Directors shall decide, prior to the vesting date for each of the four tranches (and thus for each corresponding accounting period), the score in accordance with the schedule below, calculating a performance score ranging from 0% to 100% for the “Free Cash Flow” performance criteria, depending on the achievement of goals set for each tranche.

Performance criteria	Scores and performance levels for the performance criteria chosen
	Below the minimum	Achievment Level 1	Achievment Level 2	Achievment Level 3
“Free Cash Flow”	0%	50%	75%	100%

If the “Free Cash Flow” amount for a given financial year and therefore for a given tranche is between two performance levels, the performance score for this tranche will be calculated by linear interpolation.

The application of the performance criteria for “Free Cash Flow” is measured by reference to a stable definition of the Group. In case of change in the Group size, the performance levels above shall be adjusted on the basis of published proforma accounts.

The acquisition of Options for one given tranche will cover 25% of the total number of Options multiplied by the performance score found for this tranche.

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2.3.3	Status of employee or corporate officer

Subject to the satisfaction of the performance conditions set out above, and except as provided in paragraphs 2.5.2 and 2.5.3, Options will permanently vest in Beneficiaries on expiry of each annual period relating to each tranche as defined in paragraph 2.3.1, provided that, on that date, Beneficiaries are still employed (or, where appropriate, have become corporate officers) of the Company or any company it controls the meaning of Article L. 233-16 of the Commercial Code.

As more fully described in paragraph 2.5.1, any termination or transfer outside the Group of a Beneficiary’s employment contract before each annual expiry date (computed as being the anniversary date of the Grant Date) prevents the Beneficiary from the vesting of Options with respect to that and subsequent tranches, whatever the circumstances of his departure, whether at the initiative of the employer or employee except in the case of death, disability and cases referred to in paragraph 2.5.3.

For the avoidance of doubt, for each tranche, all the Options relating to that tranche are subject to the condition of presence at the end of the corresponding annual period.

2.3.4	Consequences of not satisfying the conditions

The non-acquisition of rights to the Options as a result of either partial or total failure to satisfy the performance condition or resulting from lack of compliance with the presence condition shall in no case give rise to a right to compensation by the Beneficiary.

2.4	Conditions for the Exercise of Options

2.4.1	Exercise and unavailability Periods

A Beneficiary may exercise his or her Options at any time following vesting of the Options, during a period of eight years from the Grant Date, subject to the specific deadlines to exercise when the vesting results from the acceleration provided in paragraphs 2.5.2 and 2.5.3.

However, and by way of exception to the above, Beneficiaries who, on the Grant Date, are employees of a company whose registered office is located in a jurisdiction whose legislation imposes a period of unavailability, in particular in order for that company to benefit from tax or social security savings, may not exercise their Options before the expiration of that period of unavailability, except in cases referred to in paragraph 2.5.2. By way of example, Beneficiaries employed by a company whose registered office is located in Israel may not exercise their Options before the expiration of a period of unavailability of 2 years from the Grant Date.

Any Option not exercised at the expiration date of the exercise period of the Options as described in the first paragraph above, will lapse.

2.4.2	Subscription Price

The Subscription Price of the Shares is equal, for each Option giving a right to one Share, to the average of opening prices of the Alcatel-Lucent Share on the NYSE Euronext Paris market during the 20 trading days preceding the date of the meeting of the Board which is deciding on an Option Grant, rounded up to the nearest one tenth of a euro. The Subscription Price must be paid in full upon exercise of the Option.

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Given the average of opening prices of the Alcatel-Lucent shares on the NYSE Euronext Paris market from February 16 to March 15, 2011, the Shares may be subscribed for by Beneficiaries at a Subscription Price of 3.70 euros per Share.

2.4.3	Exercise Conditions

The Options may only be exercised by the Beneficiary up to a maximum level of the number of rights definitively vested pursuant to the provisions of paragraph 2.3.2 above or, in the event of acceleration, in accordance with the terms of paragraphs 2.5.2 or 2.5.3.

Options will be exercised by sending a duly signed and dated subscription form by any means, addressed either to the Company or to an agent appointed by the Company, together with the payment corresponding to the Subscription Price for the Shares subscribed for through the Options.

In case of successive allotments of Options to the same Beneficiary, his rights and the conditions for the exercise of the Options will be separate, according to the date at which said Options were granted and the conditions of the applicable plan. These rights and conditions will be governed by the respective plans under which they were granted.

2.5	Status of Options in the Case of Termination or Transfer of the Employment Contract

2.5.1	General Principles

Rights to Options definitively vested at the effective date of the termination or transfer of the employment contract may be exercised immediately and within a reduced period of 60 days, as from the effective date of the termination or transfer of the employment contract or, if applicable, as from the end of the period of unavailability in accordance with paragraph 2.4.1, provided that the exercise of the said Options may never take place after the expiration date of the exercise period set out in that paragraph.

Options which have not definitively vested at the effective date of the termination or transfer of the employment contract may no longer be exercised and become null and void as from the effective end date of the employment contract.

2.5.2	Death and disability

In the event of a Beneficiary’s death or disability corresponding to the 2nd or 3rd category, as defined in section L. 314-4 of the French social security code, the Options granted by the Board of Directors shall be maintained in full in favour of the Beneficiary (and in case of death in favour of the deceased’s heirs) whether or not the corresponding rights have vested (taking into account the performance conditions set out in paragraph 2.3.2 above) at the date of death or the effective date of the termination of his responsibilities being the date at which the Company is notified of the disability, whichever is the case.

The benefit of Options not vested will be maintained (at 100%) for the Beneficiary or his heirs without applying the provisions set out in paragraph 2.3.2. The Beneficiary or the deceased’s heirs must exercise their rights before the end of a six-month period following the death or date of notification of the disability to the Company, provided that the exercise of these Options may never occur after the termination of the exercise period.

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After the termination of the exercise period, the Beneficiary will no longer be entitled to exercise the Options that have lapsed.

2.5.3	Exceptions

2.5.3.1	The express decision of the Chief Executive Officer

Notwithstanding the principle stated in 2.5.1, in case of a termination or transfer to a company outside the Group of a Beneficiary’s employment contract, the Chief Executive Officer may approve an accelerated vesting of rights of the Beneficiaries. In this case, the Beneficiary shall exercise its rights (accelerated or not) before the end of a period of 12 months following the effective date of the termination or transfer of his employment contract or, where appropriate, following the end of the applicable period of unavailability in accordance with paragraph 2.4.1, provided that the exercise of those Options can never occur after the date of expiry of the exercise period established in that paragraph.

2.5.3.2	Exemptions in case of merger

By way of exception to the preceding terms and conditions, in the event of the merger by absorption of the Company by another company, of a public offer for the Company’s Shares or, in any case, the launch of proceedings aimed at withdrawing the Company from official trading on the Paris stock exchange, the Board of Directors is entitled to decide:

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That the Options will become definitively vested in their Beneficiaries (without application of the provisions relating to the performance condition referred to in paragraph 2.3.2), in so far as the latter have not lost the right to exercise their Options by previous termination of their employment contract and they are not directors or officers of the Company (on the Grant Date or on the date of the above decision of the Board).

The vesting will therefore be effective as of the date of the resolution of the Board of Directors, or as of any other date determined on this occasion. The Company must inform the Beneficiary by any appropriate means.

•

That, once the Options have been vested, the Options may be exercised at any time as from vesting and up until their expiry, notwithstanding any potential periods of unavailability referred to above in paragraph 2.4.1.

In the event of termination of the Beneficiary’s employment contract, the terms and conditions of paragraph 2.5.1 above, relating to cases where the Options are vested, will apply.

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3.	ADDITIONAL INFORMATION

3.1	Share Form and Entitlement

Each Option gives the right to subscribe for one Alcatel Lucent share of a par value of EUR 2 each, subject to any adjustments required by law and applicable regulation.

Shares received by the Beneficiaries through the exercise of Options will be issued in nominative or bearer form, at the choice of their owners, within the terms and conditions of the by-laws. They will be subject to all conditions imposed by law and by the Company by-laws, and will be entitled to dividends and benefits as from the first day of the fiscal year during which they are subscribed.

3.2	Upholding of the Rights of Beneficiaries – Adjustments to Option Prices and to the Number of Shares that can be Obtained

Pursuant to article L. 225-181 of the Commercial Code, as amended by Ordinance No. 2004-604 of 24 June 2004, the upholding of the rights of Beneficiaries of Options will be preserved in the event of transactions concerning the Company’s share capital by adjustments made to the Option exercise price and the number of Shares that can be subscribed for through the Options in the conditions provided by Articles L. 228-99 and R. 225-137 to 225-143 of the Commercial Code.

3.3	Suspension of the Exercise of Options

The Board of Directors reserves the right to suspend the right to exercise Options during a period of no longer than three months, in the event of financial transactions requiring prior knowledge of the exact number of Shares making up the share capital, or in the event of the completion of transactions entailing an adjustment. This will be the case notably in the event of an increase in share capital or an issuance of securities giving access to share capital, of the distribution of reserves in cash or in portfolio shares, of a merger or disposal, and of a reduction in share capital following losses. In this case, a letter will be sent to each Beneficiary.

3.4	Acknowledgment of Increases in Share Capital

The Board of Directors or the Chairman of the Board of Directors shall, each year, in the conditions and within the deadlines defined by the law in force, acknowledge the number and price of the Shares issued during the previous fiscal year or period following the exercise of share Options, and will make all corresponding amendments to the bylaws.

3.5	Consequence of Options Not Exercised

Vested Options will lapse if not exercised:

•

in case of termination of an employment contract as defined in paragraph 2.5.1, after a 60 day-period, from the effective date of termination of employment if it is later than the end of the unavailability period described in paragraph 2.4.1;

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•

after a period of 60 days from the end of the period of unavailability if the termination of the employment contract as defined in paragraph 2.5.1 is before the end of the period of unavailability referred to in paragraph 2.4.1;

•	after a period of 6 months from the death of the Beneficiary or the date of notification of the Beneficiary’s disability to the Company, as those cases are defined in paragraph 2.5.2;

•	after a period of 12 months from the end of the unavailability period described in paragraph 2.4.1, following a specific decision by the Chief Executive Officer as defined in paragraph 2.5.3.1;

•	in any event after the expiration date of the exercise period referred to in paragraph 2.4.1.},

Options whose rights are not vested because of previous termination or transfer of the employment contract of one or more Beneficiaries within the 12 months following the Grant Date will be null and void only with regard to the Beneficiary concerned. The Board of Directors may dispose of such Options for a new grant to be decided by it pursuant to the shareholders’ authorization of June 1, 2010. In particular, this new grant will be decided only in so far as the shareholder’s authorization of June 1, 2010 has not expired and that the grant falls within the thresholds fixed by the aforementioned authorization. The Subscription Price must to be fixed by the board of directors during the new grant pursuant to the terms and conditions defined by the shareholders’ authorization of June 1, 2010.

3.6	Rules Concerning Privileged Information and Insider Trading

Alcatel Lucent publishes its Insider Trading Policy.

The purpose of this Policy is to preserve the confidentiality of all material non-public information relating to the Group and its business partners, and to prevent trading in Alcatel Lucent securities or the securities of Alcatel Lucent partners by Company directors, officers, certain employees and their family members while in possession of such information and insofar as they are “insiders”.

This policy completed by the annual calendar of the transactions period are available on the Intranet site under Corporate Functions and Legal department sections.

3.7	Amendments

The Board of Directors of the Company may at any time make amendments to the terms and conditions hereof that will allow the Beneficiaries or the Company or its Subsidiaries to enjoy a favorable tax and social security regime in effect in any jurisdiction where this Plan applies, or avoid any unfavorable effects that new legal, tax, accounting, or social security provisions may have on the Company or its financial statements. These amendments may take the form of sub-plan applicable only for certain Beneficiaries only.

3.8	Taxes and social security contributions

The Beneficiaries must conform to the terms and conditions imposed by the Company, its Subsidiaries, or any other person appointed by the Company or its Subsidiaries for the payment (including withholding taxes) of any social security contributions (including the employee social security contributions) or taxes in the country where the Beneficiary resides or any other country in relation to the Options (or Shares subscribed by the exercise of Options).

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The Beneficiaries, the Company, and its Subsidiaries will respect all filing obligations with the tax and social security authorities to which they may be subject.

3.9	Governing law

The terms and conditions herein shall be construed and interpreted in accordance with French law.

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